Exhibit 5.1

910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

December 2, 2020

Sunnova Energy International Inc.

20 East Greenway Plaza, Suite 540

Houston, Texas 77046

Ladies and Gentlemen:

We have acted as counsel to Sunnova Energy International Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the issuance and sale by the Company of up to 4,025,000 shares of its common stock, par value $0.0001 per share (the “Common Stock”), and the offer and sale by a certain stockholder of the Company (the “Selling Stockholder”) of up to 4,025,000 shares of the Common Stock (collectively, the “Shares”), pursuant to (i) the Company’s Registration Statement on Form S-3 (File No. 333-240286) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and has become effective, and (ii) the related prospectus dated August 3, 2020 (the “Base Prospectus”), as supplemented by the prospectus supplement relating to the sale of the Shares dated November 30, 2020 (together with the Base Prospectus, the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).

The opinions set forth herein relate only to certain matters regarding the Shares. In our capacity as your counsel in the connection referred to above, as a basis for the opinions hereinafter expressed, we have examined originals or copies certified or otherwise identified, of (i) the Second Amended and Restated Certificate of Incorporation of the Company, dated as of July 29, 2019, (ii) the Second Amended and Restated By-laws of the Company, dated as of July 29, 2019, (iii) the Stockholders Agreement by and among the Company and the stockholders of the Company listed on Schedule A thereto, dated as of July 29, 2019, (iv) the corporate records of the Company, (v) certificates of public officials and of representatives of the Company, (vi) the Registration Statement and the Prospectus, (vii) the Underwriting Agreement, dated November 30, 2020 between the Company and Goldman Sachs & Co. LLC, BofA Securities, Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein, relating to the sale of the Shares (the “Underwriting Agreement”) and (viii) statutes and other instruments and documents as we have deemed necessary or advisable for purposes of this opinion.

In making our examination, we have assumed, without independent investigation, that each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine. We have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that (a) the Shares to be sold by the Company have been duly authorized by all necessary corporate action on the part of the Company and, when delivered against payment of the purchase price therefor in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable, and (b) the Shares to be sold by the Selling Stockholder have been duly authorized by all necessary corporate action and are validly issued, fully paid and nonassessable.

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The foregoing opinion is limited in all respects to the General Corporation Law of the State of Delaware, as published in effect on the date hereof.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Form 8-K. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.